Exhinit 99.1

For Immediate Release

Falcon Ridge Development, Inc. Launches Falcon Ridge Investments, LLC.

August 3, 2007, Albuquerque, New Mexico – Falcon Ridge Development, Inc. (OTC:FCNR), announced it received incorporation documents from the New Mexico Public Regulation Commission completing the formation of Falcon Ridge Investments, LLC.

Through this wholly owned subsidiary, Falcon Ridge Development Inc. will be offering private placement investments to qualified investors. These private placements will fund ongoing and future projects for the company.

Fred Montano, Chief Executive Officer of Falcon Ridge Development, Inc. stated:

“This completes one of the last hurdles, and completes a procedural step and allows the company to commence fund raising for its projects.”

Falcon Ridge Development, Inc. was founded in May 2005 by Company President and CEO Fred Montaño and Falcon Ridge CFO Karen Duran.

Falcon Ridge Development’s residential development projects are tailored to meet the needs of the surrounding community in terms of attractiveness and function; efficiency and environmental-friendliness.

Their current project, known as Spanish Trails, is a residential subdivision of approximately 530 single-family home lots, and is located approximately 30 miles south of Albuquerque, New Mexico’s largest city. Spanish Trails is designed to be an interconnected neighborhood with curved, meandering streets, landscaped jogging/walking paths, and pocket parks. As nearly as is feasible, it will be a self-sustaining community with its own waste treatment plant, effluent irrigation system, power generation, and wireless communications.

Falcon Ridge has corporate headquarters in Albuquerque, New Mexico.

For more information about Falcon Ridge Development Inc, please contact A.S. Austin Company, Steven Becker: (702) 386-5379 or visit www.falconridgedev.com.